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                                                                    Exhibit 5.1

                                [Letterhead of
                            Tapia Linares y Alfaro]

Panama March 12, 2003
Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
USA
                     Joint Registration Statement on Form S-4/F-4
                     Registration No. 333-102443

Dear Sirs:

In connection with the above captioned Joint Registration Statement on Form S-4/F-4 (the "Registration Statement") filed by Carnival Corporation (the "Company") and P&O Princess Cruises plc ("P&O Princess") with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as to the legality of the common shares of the Company, par value $0.01 per share (the "Common Shares") being registered thereunder. We express no opinion as to the legality of the ordinary shares of P&O Princess that are also being registered thereunder.

The Registration Statement relates to the registration under the Act of (i) the Common Shares to be issued by the Company in its offer (the "Partial Share Offer") to exchange up to 20% of the ordinary shares of P&O Princess of 50 cents each for Common Shares and (ii) the ordinary shares of P&O Princess deemed offered to U.S. shareholders of P&O Princess by virtue of the shareholder vote at the P&O Princess extraordinary general meeting to approve a dual listed company transaction between the Company and P&O Princess.

In connection with our opinion, we have examined copies of the Articles of Incorporation and By-Laws of the Company and all amendments thereto, and copies of certain corporate records and documents. We have also examined and relied upon certificates, affidavits and advice from officers of the Company or from public officials, as to certain factual matters, as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

2. The issuance of the Common Shares has been duly and legally authorized, and such Common Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Partial Share Offer, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

We are practicing in the Republic of Panama and do not purport to be experts on the laws of any other jurisdiction other than Panamanian law and therefore we express no opinion as to the laws of any jurisdiction other than Panamanian law.

Very truly yours,

/s/  Mario E. Correa
Mario E. Correa

MEC/ocb